SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2003

Computer Horizons Corp.

(Exact name of registrant as specified in its charter)

New York	0-7282	13-2638902
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.)

	49 Old Bloomfield Avenue Mountain Lakes, New Jersey	07046-1495
(Address of principal executive offices)

Registrant’s telephone number, including area code: (973) 299-4000

(Former name or former address, if changed since last report)

Item 5.                                                           Other Events and Required FD Disclosure.

1.               On December 2, 2003, Computer Horizons Corp. (the “Company”) issued a press release announcing the appointment of Eric P. Edelstein to the Company’s Board of Directors.

2.               On December 12, 2003, the Company issued a press release with Aquent LLC (“Aquent”) announcing a mutual resolution of all pending litigation between the parties.

3.               As part of the settlement agreement between the Company and Aquent, the Board of Directors of the Company approved an amendment to Article I, Section 3A of the Company’s By-Laws.  The amendment (i) adds “overnight courier” as a means by which a shareholder or shareholders can deliver a request for a special meeting of shareholders, (ii) reduces to 50 days from 75 days the minimum number of days between the date of the request and the date of the requested meeting, (iii) increases to a 45 mile radius of the principal office of the Company from a 30 mile radius the requested site of the meeting and (iv) eliminates the provision that the request or any solicitation thereof is required to be made in compliance with applicable law.  Article I, Section 3.A, as amended, is set forth below:

“Section 3.A. SPECIAL MEETING PROCEDURES. Any request for a special meeting of shareholders that is made by a shareholder or shareholders pursuant to Section 3 of this Article I shall be sent by overnight courier or registered mail addressed to the president or secretary of the corporation at its principal office. The date of the meeting to be specified in any such request shall not be fewer than fifty (50) nor more than ninety (90) days after the date on which such request is actually received, and the place for the meeting to be specified in any such request shall be within a 45-mile radius of the principal office of the corporation. Any such request purporting to schedule an earlier date shall be deemed a request to hold the meeting on the fiftieth (50th) day after receipt. Any such request shall be or become ineffective, and any meeting called or noticed pursuant thereto shall be cancelled if the shareholder or shareholders that sign such request is not or are not the holder or holders of the beneficial interest of 10% or more of the corporation’s issued and outstanding shares on each of the following dates: the date such request is mailed, the record date for the meeting (which shall be fixed by the board of directors within five business days after the receipt of such request), and the date of the meeting.”

Item 7.                                                           Financial Statements, Pro Forma Financial Information and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Exhibits

99.1                           Press Release of Computer Horizons Corp. dated December 2, 2003.

99.2                           Press Release of Computer Horizons Corp. dated December 12, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereto duly authorized.

Dated: December 15, 2003

COMPUTER HORIZONS CORP.

By:	/s/ William J. Murphy
William J. Murphy
Chief Executive Officer and President